Exhibit 10.07

HEIDRICK & STRUGGLES

Consultants in Executive Search

October 1, 1997

PERSONAL AND CONFIDENTIAL

Ms. Bonnie W. Gwin

3505 Croydon Drive, N.W.

Canton, Ohio 44718

Dear Bonnie:

I am pleased to confirm Heidrick & Struggles, Inc.’s offer of employment to you.

We are looking forward to your arrival and want to set forth our understanding:

1.	You will join our Cleveland Office recruiting staff with the title of Consultant at a monthly base salary of $12,500 (which is $150,000 annually), commencing on your first day of employment, which shall be November 10, 1997, unless otherwise mutually agreed. Currently salaries are reviewed annually in November/ December, so that your first salary review will be in November/ December 1998.

2.	You will first be eligible to be considered for a discretionary bonus for the bonus year ending on September 30, 1998. Currently all bonuses are paid in December. You understand that, except for the sign-on and minimum bonuses referred to below, all bonuses are discretionary and not earned until declared by the Board of Directors or the Executive Committee of the Board of Directors, and that all discretionary, incentive and/or minimum bonuses are payable only if you are in our employ on the bonus payment dates. A copy of our current U.S. Partner/Consultant Cash Compensation Policy is enclosed with this letter.

As we discussed, you will receive bonuses as follows:

A.	Sign-On Bonus. You will receive a $75,000 sign-on bonus payable with your first paycheck.

600 Superior Avenue East Suite 2500 Cleveland, OH 44114-2650 Phone: 216/241-7410 FAX: 216/241-2217

Heidrick & Struggles, Inc. Offices in Principal Cities of the World

Ms. Bonnie W. Gwin

October 1, 1997

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B.	Fiscal Year 1998 Minimum Bonus. You will receive a $175,000 minimum bonus for the bonus year ending September 30, 1998 payable in quarterly installments starting December 1997, payable when bonuses are paid for the 1997 fiscal year.

C.	Fiscal Year 1999 and 2000 Minimum Bonus. Further, you will a receive minimum bonus of $150,000 for the bonus year ending September 30, 1999; and a minimum bonus of $125,000 for the bonus year ending September 30, 2000, payable when bonuses are paid for those fiscal years.

Our actual fee and SOB expectations of you are as follows:

Fiscal Year	Fee	SOB
November 1, 1997 to September 30, 1998	$900,000	$600,000
October 1, 1998 to September 30, 1999	$1,000,000	$800,000
October 1, 1999 to September 30, 2000	$1,250,000	$1,000,000

with future years’ numbers exceeding the foregoing (after inflation). You understand that you are expected to be a “self-starter” and you have stated that you will be developing business from your industry contacts.

3.	You will be eligible to participate in our fringe benefit programs in accordance with the programs’ terms. Copies of the booklets and Summary Plan Descriptions describing our group health, life/AD&D insurance, long-term disability, time-off benefits such as vacation, paid holidays, paid sick time, short-term disability salary continuation, and the Flexible Spending Account and Heidrick & Struggles, Inc. 401(k) Profit-Sharing and Retirement Plan will be provided at a later date.

4.	Our fringe benefit programs, bonus programs, and policies are reviewed from time to time by the company’s management. Therefore, our programs and policies may be modified, amended or terminated at any time.

5.	You will be an “employee at will” unless or until we may otherwise agree in writing. This gives both of us maximum flexibility and permits either of us to terminate employment and compensation at any time for any reason.

HEIDRICK & STRUGGLES

Consultants in Executive Search

Ms. Bonnie W. Gwin

October 1, 1997

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6.	Two copies of an agreement relating to trade secrets, confidential information, clients, et cetera, are enclosed. We ask that all Consultants sign this agreement. Please review and sign both copies and return one to me for processing. Of course, please call me if you have any questions about this agreement.

7.	You have advised us that you have not signed any agreements that will, in any way, affect your joining our firm or the performance of your work with us.

8.	This agreement, which contains our entire understanding, can be amended only in a writing which is signed by you, the Cleveland Managing Partner, together with either the CEO or CFO of the company. You specifically acknowledge that no promises or commitments have been made to you that are not set forth in this letter.

To acknowledge your acceptance of our offer of employment, please sign and return to me the enclosed copy of this letter, together with the agreement referred to in Item 6 above.

Sincerely

/s/ CHARLES E. WALLACE, JR.
Charles E. Wallace, Jr.
Office Managing Partner

Enclosures

cc:	Richard D. Nelson
Patrick S. Pittard

ACCEPTED:

/s/ BONNIE W. GWIN	10/5/97
Bonnie W. Gwin	Date

HEIDRICK & STRUGGLES

Consultants in Executive Search

HEIDRICK & STRUGGLES

June 9, 2003

Bonnie W. Gwin

3505 Croydon Drive NW

Canton, OH 44718

Dear Bonnie:

I set out below the compensation and other arrangements for your role in the management of the North American region and your client facing responsibilities. This agreement is between Heidrick & Struggles International, Inc. ( a Delaware corporation, and any successor (the firm)) and Bonnie W. Gwin (the Employee). As agreed in your earlier conversations with colleagues, the terms of your agreement are as follows:

1.	Employment

The Firm shall employ the Employee as Managing Partner, North American Operations and the Employee agrees and accepts such a position. The Employee shall report to the Chief Executive Officer and shall devote substantially all of her business time and attention to the performance of her duties and responsibilities in the best interests of the Firm. The Employee will remain her client facing responsibilities and, specifically, will remain as Practice Managing Partner, Technology and Professional Services Practice.

2.	Compensation

The Employee’s compensation will comprise the following elements:

a.	Annual Base Salary

Effective June 1, 2003, the Employee will receive an annual base salary of $350,000 pursuant to the Firm’s normal payroll procedures.

b.	Fee and Source of Business Bonus Plan

The Employee will participate in the Firm’s Fee and SOB Bonus Plan in the same way as other North American consultants save that for the year to 31 December 2003 there will be an off-set of $150,000 of the Employee’s base salary against the tier-base compensation. We will review and agree the level of any base salary set off for the year 31 December 2004 by no later than 31 December 2003.

Sear Tower | 233 South Wacker Drive | Suite 4200 | Chicago, IL 60606-6303 | Phone 312/496-1200 | Fax: 312/496-1290

Heidrick & Struggles Inc. Offices in Principal Cities of the World www.heidrick.com

Bonnie W. Gwin

June 9, 2003

The Employee will receive a guaranteed minimum bonus of $125,000 for the calendar year 2003, payable pursuant to the normal bonus payment schedule.

c.	Incentive Plans

The Employee will be eligible for the Employer’s Management Incentive Plan, Management Stock Option Plan, Change in Control Severance Plan, Performance Share Plan, and the Deferred Compensation Plan.

1.	Management Incentive Plan (MIP)

The Employee will be in Tier 1 of the MIP and the Employee’s Target Bonus will be $200,000.

The Employee may earn from 0% to 150% of the Target Bonus based on Firm performance against its Profitability (Operating Income) target, the Employee’s Strategic Business Unit (SBU) performance (if applicable) against specific financial metrics, and the Employee’s own individual performance against Key Performance Indicators (KPIs). The Employee’s KPIs should be developed in collaboration with the CEO within the next 30 days. The Company’s Operating Income target for the 2003 MIP is:

Threshold	Target	Maximum
$6.4 MM	$9.8 MM	$18.0 MM

It is important for the Employee to know that the Company must meet its Threshold level of Operating Income before any MIP bonuses may be paid out.

2.	Management Stock Option Plan (MSOP)

The Employee received 50,000 Stock Options under the MSOP

The exercise price for these options is $11.90, which was the fair market value of the Firm’s stock at closing on the date of grant, March 6, 2003. Your stock options will vest ratably over three years and have a five-year term from the date of grant.

3.	Change in Control Severance Plan

The Employee will participate in Tier 1 of the Change in Control Severance Plan.

4.	Performance Share Plan (Actual number needs to be inserted)

Bonnie W. Gwin

June 9, 2003

Performance Shares are like phantom shares of HSII Stock. You will be eligible to earn from 0% to 150% of your target number of Performance Shares at the end of the three-year PSP cycle based on the Company’s cumulative performance against Operating Income Targets. Operating Income is critical to long-term growth and building shareholder value. The better the Company performs against its targets during the PSP cycle, the more Performance Shares you will earn. Further, the more HSII Stock grows during the performance cycle, the more your earn-out will be worth. The PSP Targets for cycle 2, 2003 to 2005, are:

Cymulative Operating Income
Threshold	$45.4 MM
Target	$56.8 MM
Maximum	$68.2 MM

5.	Deferred Compensation Plan

The Employee will be eligible to participate in the US Deferred Compensation Plan.

6.	Other Plans

The Employee will be eligible to participate in all other savings and retirement plans, policies, practices and programs of the Firm, which are made generally available to other employees of the Firm.

Yours sincerely,

/S/ JOIE GREGOR
Joie Gregor President, North America	Date
cc: Grover N. Wray I have read and accept the terms of this agreement:
/S/ BONNIE W. GWIN	6/24/03
Bonnie W. Gwin	Date

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